Exhibit 99.1

Company Contact	Investor Relations
John Higgins	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	imcguinness@lhai.com

CONNETICS REPORTS SECOND QUARTER RESULTS AND RECORD REVENUES

—Company Forecasts Profitability in Third Quarter 2003—

PALO ALTO, Calif. (July 28, 2003) – Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced financial results for the three months ended June 30, 2003.

Product sales for the second quarter of 2003 rose 36% to $15.5 million, compared with $11.4 million in the comparable prior-year quarter. During the 2003 second quarter, OLUX® sales rose 42% to $11.0 million, and Luxíq® sales rose 23% to $4.5 million, both compared with the 2002 second quarter. Contract and royalty revenues for the second quarter of 2003 were $4.4 million, including a one-time royalty payment of $2.9 million from a third party, in connection with Connetics’ aerosol spray technology, compared with $1.2 million last year. Total revenues for the second quarter of 2003, including the one-time royalty payment, increased 58% to $20.0 million, compared with $12.6 million last year.

Research and development expenses for the second quarter of 2003 were $8.6 million, compared with $5.5 million in the second quarter of 2002, reflecting an increase in the number of clinical trials underway compared with last year. Selling, general and administrative expenses were flat year over year, at $10.4 million.

Connetics reported a net loss for the 2003 second quarter of $1.9 million, or $0.06 per share, compared with a net loss of $5.3 million, or $0.17 per share, in the 2002 second quarter. At June 30, 2003, cash, cash equivalents and short-term investments totaled $114 million, reflecting net proceeds of $86.9 million from a convertible senior notes financing, including over-allotment, completed in late May.

“During the quarter, we enjoyed continued sales growth with our two dermatalogic products,” said Thomas G. Wiggans, President and Chief Executive Officer. “We believe that our recent NDA submission for Extina™, as announced earlier this month, and progress on our Actiza and Velac clinical programs bodes well for a continued robust product portfolio as we bring innovative, differentiated products to our dermatology customer base. In addition, we substantially strengthened our capital position by financing nearly $90 million of convertible debt in May. This financing quadruples our cash position and will permit us to pursue license and acquisition opportunities to grow our business. We are entering an exciting period as we are now projecting turning profitable in the third quarter of 2003.”

2003 Financial Guidance

Connetics raised revenue guidance in the second quarter. The Company now is projecting full-year 2003 total revenue to be $70 million to $72 million, up from prior guidance of $65 million to $68 million. For the year, product sales are projected to be $64 million to $66 million, up from prior guidance of $62 million to $65 million. Contract and royalty revenue for 2003 is projected to be $6 million, up from prior guidance of $3 million.

Connetics is projecting that it will turn profitable in the third quarter of 2003 with net income of approximately $250,000 to $500,000, or $0.01 to $0.02 per share.

Second Quarter Highlights

Highlights from the second quarter of 2003 and subsequent weeks include:

•	Receiving marketing authorization for OLUX (clobetasol propionate) Foam, 0.05% from the Medicines and Healthcare products Regulatory Agency (MHRA) in the United Kingdom. Connetics is seeking marketing approval in all additional European Union Concerned Member States, and is seeking commercial partners for these new territories.

•	Completing enrollment in the Phase III clinical trial for Actiza™, a formulation of 1% clindamycin delivered in VersaFoam™, Connetics’ proprietary foam delivery system, for the treatment of acne. Actiza is an important element of the Company’s product pipeline and is one of two acne products in late-stage clinical testing. Connetics anticipates data from the trial will be available in the fourth quarter of 2003.

•	Announcing the outcome of a Phase III clinical trial evaluating Extina, an investigational new drug formulation of 2% ketoconazole delivered in VersaFoam™, as a potential new treatment for seborrheic dermatitis. And, subsequent to quarter’s end, announcing the submission of a New Drug Application with the U.S. Food and Drug Administration for Extina.

•	Raising net proceeds to Connetics of $86.9 million from an offering of 2.25% convertible senior notes, including the offering over-allotment. The notes, which mature on May 30, 2008 and bear an interest rate of 2.25% per year, are convertible into Connetics’ common stock at a price equal to $21.41 per share.

•	Strengthening the board of directors with the addition of Denise M. Gilbert, Ph.D., and expanding the executive team with the addition of senior managers in the areas of intellectual property and sales.

•	Launching a new website (www.gotacne.com) to assist in patient recruitment for Phase III clinical trials underway with Velac® Gel, a first-in-class combination product of 1% clindamycin phosphate and 0.025% tretinoin for the treatment of acne. The website is designed to facilitate enrollment in clinical trial sites located around the country.

Conference Call

Connetics will host a conference call to discuss second quarter results today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). In that call, Company executives will also update investors on various operating issues, including an update on sales and marketing initiatives, and status of clinical trials and regulatory matters. To participate in the live call by telephone in the U.S., please call 888-328-2575. To access the call from outside the U.S., please call +706-643-0459. The conference call will also be broadcast live over the Internet: follow the Investor Relations link at www.connetics.com

A telephone replay will be available for 48 hours beginning on July 28, 2003 at 9:00 p.m. Eastern Time. To access the replay from the U.S., please call 800-642-1687. To access the replay from outside of the U.S., please call +706-645-9291. Enter the conference ID # 1796208. The call also will be available for replay for 30 days on Connetics’ web site at www.connetics.com.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about continued revenue growth, projected 2003 product and total revenues, timing of the availability of Actiza trial results, projected timing to achieve profitability, the projected level of profitability, and the market potential of certain products and product candidates. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that product sales may not increase, that physicians may not prescribe its products in the amounts anticipated, that development of product candidates in the Company’s pipeline may not succeed, and that clinical trials may not go forward as planned. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year.

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CONNETICS CORPORATION
Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Revenues:	2003	2002	2003	2002

Product sales	$15,528	$11,423	$29,839	$21,563
Contract and Royalty	4,442	1,203	5,442	2,594

Total revenues	19,970	12,626	35,281	24,157
Operating costs and expenses:
Cost of product sales	1,185	973	2,257	1,648
Research and development	8,571	5,489	17,022	10,418
Selling, general and administrative	10,386	10,369	21,068	19,541
Depreciation & amortization	454	501	1,042	1,021
In-process R&D	—	2,000	—	2,000
Charge for relaxin program	—	312	—	312

Total operating expenses	20,596	19,644	41,389	34,940
Net interest and other income (expense)	(28)	306	150	661
Gain on sale of stock	—	1,552	—	1,570
Income tax benefit/ (expense)	(1,202)	(161)	(1,279)	63

Total other	(1,230)	1,697	(1,129)	2,294

Net loss	$(1,856)	$(5,321)	(7,237)	$(8,489)

Basic Earnings Per Share:

Net loss per share	$(0.06)	$(0.17)	$(0.23)	$(0.28)

Shares used to calculate basic net loss per share	31,519	30,608	31,403	30,552

Condensed, Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2003	2002

Assets
Assets:
Cash, cash equivalents and short-term investments	$113,950	$33,788
Accounts receivable and other current assets	3,740	6,111
Property and equipment, net	5,786	5,860
Other long-term assets	17,952	13,794

Total assets	$141,428	$59,553

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$11,409	$14,414
Other liabilities	90,329	396
Stockholders’ equity	39,690	44,743

Total liabilities and stockholders’ equity	$141,428	$59,553

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